Gladstone Commercial Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2020

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, VA., February 16, 2021 (ACCESSWIRE) -- Gladstone Commercial Corporation (Nasdaq: GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the fourth quarter and year ended December 31, 2020. A description of funds from operations, or FFO, FFO as adjusted for comparability, and Core FFO, all three non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock and Non-controlling OP Units, unless otherwise noted. For further detail, please also refer to both the quarterly financial supplement and the Company’s Annual Report on Form 10-K which can be retrieved from the investors section of our website at www.GladstoneCommercial.com.
Summary Information (dollars in thousands, except per share data):

	As of and for the three months ended
	December 31, 2020		September 30, 2020		$ Change	% Change
Operating Data:
Total operating revenue	$32,866		$33,142		$(276)	(0.8)%
Total operating expenses	(24,656)	(1)	(25,254)	(4)	598	(2.4)%
Other expense, net	708	(2)	(5,044)	(5)	5,752	(114.0)%
Net income	$8,918		$2,844		$6,074	213.6%
Less: Dividends attributable to preferred stock	(2,836)		(2,771)		(65)	2.3%
Less: Dividends attributable to senior common stock	(201)		(203)		2	(1.0)%
Net income (loss) available (attributable) to common stockholders and Non-controlling OP Unitholders	$5,881		$(130)		$6,011	(4,623.8)%
Add: Real estate depreciation and amortization	13,348		13,798		(450)	(3.3)%
Add: Impairment charge	716		1,184		(468)	(39.5)%
Less: Gain on sale of real estate	(6,912)		(1,196)		(5,716)	477.9%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$13,033		$13,656		$(623)	(4.6)%
Add: Convertible senior common distributions	201		203		(2)	(1.0)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$13,234		$13,859		$(625)	(4.5)%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$13,033		$13,656		$(623)	(4.6)%
Add: Acquisition related expenses	78		74		4	5.4%
Add: Asset retirement obligation expense	30		32		(2)	(6.3)%
Add: Bad debt write off	—		56		(56)	(100.0)%
Add (Less): PACE financing amortization, net	36		(35)		71	(202.9)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$13,177		$13,783		$(606)	(4.4)%
Add: Convertible senior common distributions	201		203		(2)	(1.0)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$13,378		$13,986		$(608)	(4.3)%

Share and Per Share Data:
Net income (loss) available (attributable) to common stockholders and Non-controlling OP Unitholders - basic and diluted	0.168		(0.004)		0.172	(4,300.0)%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.37		0.39		(0.02)	(5.1)%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.37		0.39		(0.02)	(5.1)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.38		0.40		(0.02)	(5.0)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.38		0.40		(0.02)	(5.0)%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	35,007,960		34,578,180		429,780	1.2%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	35,636,223		35,219,610		416,613	1.2%
Cash dividends declared per common share and Non-controlling OP Unit	$0.37545		$0.37545		$—	—%

Financial Position
Real estate, before accumulated depreciation	$1,140,205	(3)	$1,119,542	(6)	$20,663	1.8%
Total assets	$1,097,908		$1,075,836		$22,072	2.1%
Mortgage notes payable, net, borrowings under revolver, net and borrowings under term loan, net	$668,692		$660,659		$8,033	1.2%
Total equity and mezzanine equity	$375,323		$358,562		$16,761	4.7%
Properties owned	121	(3)	122	(6)	(1)	(0.8)%
Square feet owned	15,407,546	(3)	14,873,477	(6)	534,069	3.6%
Square feet leased	95.3%		95.0%		0.3%	0.3%

(1)Includes a $0.7 million impairment charge recognized on one property during the three months ended December 31, 2020.
(2)Includes a $6.9 million gain on sale, net, from four property sales during the three months ended December 31, 2020.
(3)Includes three properties classified as held for sale of $11.5 million and 106,758 square feet, in the aggregate.
(4)Includes a $1.2 million impairment charge recognized on two properties during the three months ended September 30, 2020.
(5)Includes a $1.2 million gain on sale of real estate on one property sold during the three months ended September 30, 2020.
(6)Includes five properties classified as held for sale of $24.7 million and 164,795 square feet, in the aggregate.

	As of and for the year ended
	December 31, 2020		December 31, 2019		$ Change	% Change
Operating Data:
Total operating revenue	$133,152		$114,387		$18,765	16.4%
Total operating expenses	(99,855)	(1)	(80,231)	(4)	(19,624)	24.5%
Other expense, net	(18,312)	(2)	(24,615)	(5)	6,303	(25.6)%
Net income	$14,985		$9,541		$5,444	57.1%
Less: Dividends attributable to preferred stock	(10,973)		(10,822)		(151)	1.4%
Less: Series A and B Preferred Stock offering costs write off	—		(2,674)		2,674	(100.0)%
Less: Dividends attributable to senior common stock	(816)		(892)		76	(8.5)%
Net income (loss) available (attributable) to common stockholders and Non-controlling OP Unitholders	$3,196		$(4,847)		$8,043	(165.9)%
Add: Real estate depreciation and amortization	55,424		52,039		3,385	6.5%
Add: Impairment charge	3,621		1,813		1,808	99.7%
Less: Gain on sale of real estate	(8,096)		(2,952)		(5,144)	174.3%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$54,145		$46,053		$8,092	17.6%
Add: Convertible senior common distributions	816		892		(76)	(8.5)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$54,961		$46,945		$8,016	17.1%
Add: Series A and B preferred stock offering costs write off	—		2,674		(2,674)	(100.0)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted, as adjusted for comparability	$54,961		$49,619		$5,342	10.8%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$54,145		$46,053		$8,092	17.6%
Add: Acquisition related expenses	167		326		(159)	(48.8)%
Add: Write-off of deferred financing fees	—		344		(344)	(100.0)%
Add: Write off shelf registration statement and prepaid ATM costs	—		100		(100)	(100.0)%
Add: Asset retirement obligation expense	134		137		(3)	(2.2)%
Add: Bad debt write off	56		152		(96)	(63.2)%
Add: Series A and B Preferred Stock offering costs write off	—		2,674		(2,674)	(100.0)%
Add: PACE financing amortization, net	32		—		32	100.0%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$54,534		$49,786		$4,748	9.5%
Add: Convertible senior common distributions	816		892		(76)	(8.5)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$55,350		$50,678		$4,672	9.2%

Share and Per Share Data:
Net income (loss) available (attributable) to common stockholders and Non-controlling OP Unitholders - basic & diluted	0.09		(0.16)		0.25	(156.3)%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	1.57		1.47		0.10	6.8%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	1.56		1.46		0.10	6.8%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted, as adjusted for comparability	1.56		1.55		0.01	0.6%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	1.58		1.59		(0.01)	(0.6)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	1.57		1.58		(0.01)	(0.6)%

Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	34,542,671		31,396,826		3,145,845	10.0%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	35,170,934		32,071,437		3,099,497	9.7%
Cash dividends declared per common share and Non-controlling OP Unit	$1.5018		$1.5000		$0.0018	0.1%

Financial Position
Real estate, before accumulated depreciation	$1,140,205	(3)	$1,064,389	(6)	$75,816	7.1%
Total assets	$1,097,908		$1,039,508		$58,400	5.6%
Mortgage notes payable, term preferred stock, term loan facility & line of credit, net	$668,692		$626,594		$42,098	6.7%
Total equity and mezzanine equity	$375,323		$363,190		$12,133	3.3%
Properties owned	121	(3)	118	(6)	3	2.5%
Square feet owned	15,407,546	(3)	14,242,008	(6)	1,165,538	8.2%
Square feet leased	95.3%		97.0%		(1.7)%	(1.8)%
(1)Includes a $3.6 million impairment charge recognized on three properties during the year ended December 31, 2020.
(2)Includes an $8.1 million gain on sale, net, from six property sales during the year ended December 31, 2020.
(3)Includes three properties classified as held for sale of $11.5 million and 106,758 square feet, in the aggregate.
(4)Includes a $1.8 million impairment charge recognized on one property during the year ended December 31, 2019.
(5)Includes a $3.0 million gain on sale, net, from one property sale during the year ended December 31, 2019.
(6)Includes one property classified as held for sale of $7.4 million and 64,500 square feet.
Highlights of Fiscal Year 2020:
• Acquired properties: Purchased nine fully-occupied industrial properties, with an aggregate of approximately 1.7 million square feet of rental space, for $130.0 million, at a weighted average cap rate of 7.41%;
• Sold properties: Sold six non-core properties as part of our capital recycling strategy for $37.5 million, resulting in a net gain of $8.1 million;
• Collected 99% of 2020 base rent: Collected 99% of 2020 base rental charges owed to us throughout the COVID-19 pandemic (the remaining 1% represents deferral arrangements entered into with tenants);
• Filed universal shelf: Filed an additional universal registration statement, which allows us to issue up to an additional $800.0 million of securities;
• Introduced new preferred stock: Filed a prospectus supplement to issue up to 20,000,000 shares of newly designated 6.0% Series F Cumulative Redeemable Preferred Stock, with another 6,000,000 available for issuance under our dividend reinvestment plan. We issued 0.1 million shares of Series F Preferred Stock for net proceeds of $2.7 million;
• Issued stock under ATM Programs: Issued 2.7 million shares of common stock for net proceeds of $52.8 million and 0.3 million shares of Series E Preferred Stock for net proceeds of $7.1 million;
• Issued new debt: Borrowed $52.6 million in fixed rate and swapped to fixed rate mortgage debt at a weighted average interest rate of 3.2%, with maturity dates ranging from January 1, 2028 to December 23, 2030;
• Repaid debt: Repaid $18.1 million in fixed rate mortgage debt, with a weighted average interest rate of 5.2%, with cash on hand and borrowings from our line of credit and repaid $19.3 million of variable rate mortgage debt at a weighted average rate of LIBOR plus 2.20%;
• Leased vacant space: Leased 45,000 square feet of previously vacant space with lease terms ranging from 5.4 to 7.3 years at three of our properties;
• Renewed leases: Renewed 1,077,000 square feet with remaining lease terms ranging from 1.3 to 12.0 years at 17 of our properties; and
• Paid distributions: Paid monthly cash distributions for the year totaling $1.5018 per share on our common stock and Non-controlling OP Units, $1.75 per share on our Series D Preferred Stock, $1.656252 per share on our Series E Preferred Stock, $0.75 per share on our Series F Preferred Stock, and $1.05 per share on our senior common stock. The Series F Preferred Stock cash distributions reflect prorated distributions from the initial offering date.
Fourth Quarter 2020 Results: Core FFO available to common shareholders and Non-controlling OP Unitholders for the quarter ended December 31, 2020 was $13.4 million, a 4.3% decrease when compared to the quarter ended September 30, 2020, equaling $0.38 per share. Core FFO decreased, primarily due to an increase in property operating expenses due to increased vacancy in our portfolio, partially offset by rental income from fourth quarter 2020 acquisitions, coupled with a decrease in interest expense due to lower one-month LIBOR rates on our variable rate debt during the three months ended December 31, 2020.
Fiscal Year 2020 Results: Core FFO available to common stockholders and Non-controlling OP Unitholders for the year ended December 31, 2020, was $55.4 million, a 9.2% increase when compared to the year ended December 31, 2019, equaling

$1.57 per share. On a per share basis, this equates to a 0.6% decrease to Core FFO. Core FFO increased primarily, due to the increase in rental income from 2020 acquisitions, coupled with a decrease in interest expense due to lower one-month LIBOR rates on our variable rate debt, partially offset by an increase in property operating expenses due to increased vacancy in our portfolio.
Net income available to common stockholders and Non-controlling OP Unitholders for the three months and year ended December 31, 2020 was $5.9 million and $3.2 million, or $0.17 and $0.09 per share, respectively, compared to net loss attributable to common stockholders for the three months ended September 30, 2020 and year ended December 31, 2019 of $0.1 million and $4.8 million, or $0.004 and $0.16 per share, respectively. A reconciliation of Core FFO to net income (loss) for the three months ended December 31, 2020 and September 30, 2020 and the years ended December 31, 2020 and 2019, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and Non-controlling OP Unit and basic and diluted net income per weighted average share of common stock and Non-controlling OP Unit is set forth in the Summary Information table above.
Subsequent to the end of the quarter:
• Acquired property: Acquired an $11.1 million industrial property located in Findlay, Ohio at a cap rate of 8.4%, which is 100% leased to one tenant on a 14.2 year lease on a triple net basis;
• Issued new debt: Borrowed $5.5 million in swapped to fixed rate debt with an interest rate of 3.24% and a maturity date of February 15, 2031;
• Amended, extended and upsized credit facility: Added a new $65.0 million term loan component to our Credit Facility, inclusive of a $15.0 million delayed funding component. The New Term Loan has a maturity date of 60 months from the closing of the amended Credit Facility and a London Inter-bank Offered Rate floor of 25 basis points;
• Issued stock under ATM program: Issued 0.4 million shares of common stock for net proceeds of $6.8 million;
• Issued Series F Preferred Stock: Issued 1,200 shares for net proceeds of $0.03 million; and
• Declared distributions: Declared monthly cash distributions for January, February, and March 2021, totaling $0.37545 per share on our common stock and Non-controlling OP Units, $0.4374999 per share on our Series D Preferred Stock, $0.4140630 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Bob Cutlip: "Our financial results reflect consistent performance and stabilized revenues from our tremendous same store property occupancy, rent collection and growth, accretive real estate investments made during 2020 and 2019, and our ability to renew tenants, as well as our deleveraging and capital recycling programs. We had an outstanding start to 2020, by investing $71.7 million in five industrial assets in our target markets at accretive cap rates during the first quarter. In the current challenging climate, we closed out 2020 strong, acquiring approximately $57.5 million in accretive industrial assets located in our target markets during the third and fourth quarters of 2020, and we are confident we will be able to continue to identify strong assets that will provide stable returns for our shareholders. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to de-lever our portfolio, as well as acquire properties in our target growth markets. We successfully exited six non-core assets during 2020, recognizing a net capital gain of $8.1 million, and we have additional non-core assets we anticipate selling in the next one to two years that we believe will result in further capital gains. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets with a focus on industrial investment opportunities. While we expect to face challenges due to the COVID-19 pandemic, we feel strongly about the depth of our tenant credit underwriting. We have collected 99% of 2020 cash rents, with the remaining 1% representing deferral arrangements with a few tenants. We anticipate our tenants will successfully navigate the current economic climate and will be able to continue operating successfully when operating restrictions are lifted and economic normalcy improves. Despite economic uncertainty during 2020, we were able to lease 45,000 vacant square feet with three tenants, and renew 1.1 million square feet with 17 tenants. We are in good standing on our Credit Facility, which continues to provide us added flexibility on our balance sheet. We are actively marketing our remaining vacant space and anticipate positive outcomes. We expect to continue to have access to the debt and equity markets, as necessary, for added liquidity. We are extremely pleased with our solid performance over the last several years. We believe our same store rents, which have increased by 2% annually in recent years, should be stable and rising as we continue our growth. We will continue to primarily focus on investing in our target markets with an emphasis on industrial properties and actively managing our portfolio. We are looking forward to continued growth and success for our shareholders."
Conference Call: Gladstone Commercial will hold a conference call on Wednesday, February 17, 2021, at 8:30 a.m. EST to discuss its earnings results. Please call (877) 407-9045 to enter the conference call. An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through February 24, 2021. To hear the replay, please dial (877) 660-6853 and use playback conference number 13713651. The live audio broadcast of the Company’s quarterly conference call will also be available on the investors section of our website, www.GladstoneCommercial.com.
About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States. Including payments through January 2021, Gladstone Commercial has paid 193 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, Gladstone Commercial paid five consecutive quarterly cash distributions. The company has paid 57 consecutive monthly cash distributions on its Series D Preferred Stock, 16 consecutive monthly cash distributions on its Series E Preferred Stock, and six consecutive monthly cash distributions on its Series F Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003. Further information can be found at www.GladstoneCommercial.com.
About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share and unit provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
FFO as adjusted for comparability: FFO as adjusted for comparability is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for non-recurring expense adjustments related to the write off of offering costs pertaining to redeemed securities. Although the Company’s calculation of FFO as adjusted for comparability differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, FFO as adjusted for comparability should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
The Company’s presentation of FFO, as defined by NAREIT, FFO as adjusted for comparability, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates.

Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 16, 2021. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

+1-703-287-5893